Exhibit 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	dan.rausch@northwestern.com

NORTHWESTERN REPORTS STRONG YEAR END FINANCIAL RESULTS

Gross Margin Increased Over 2004 In All Operating Segments;

Reaffirms EPS Guidance for 2006

SIOUX FALLS, S.D. — March 1, 2006 — NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported financial results for the year ended Dec. 31, 2005.

Highlights for the year include:

•                  Consolidated income from continuing operations was $61.5 million or $1.73 per basic share and $1.71 per diluted share

•                  Consolidated revenues and gross margin increased by 12.2 percent and 10.3 percent, respectively

•                  Gross margin increased for all four of our operating segments

—           Regulated electric gross margin was $325.2 million, up 8.7 percent,

—           Regulated natural gas gross margin was $119.2 million, up 11.9 percent

—           Gross margin from unregulated electric operations was $69.6 million, up 12.6 percent

—           Unregulated natural gas gross margin increased to $11.3 million, up 28.4 percent

Consolidated net income, including discontinued operations, was $59.5 million or $1.67 per basic share and $1.65 per diluted share for the year ended Dec. 31, 2005, compared with consolidated net income of $544.4 million for the year ended Dec. 31, 2004.  Results for 2004 included reorganization items of $532.6 million associated with our emergence from bankruptcy, caused primarily by a gain from the cancellation of indebtedness through fresh-start reporting.

When excluding the effects of our bankruptcy reorganization items, consolidated net income increased by approximately $55.2 million for 2005 as compared with 2004.  This improvement in 2005 resulted from an increase in gross margin in all four of our operating segments, a decrease in interest expense from 2004 and an increase in other income over 2004.

“Our exceptional 2005 year-end results reflect the successful restructuring of NorthWestern across all core areas of the business.  Our regulated and unregulated businesses performed well in 2005,” said Michael J. Hanson, President and Chief Executive Officer of NorthWestern. “Going forward, we will continue to focus on generating and enhancing free cash flow through

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continued customer growth, reducing operating costs and investing in additional utility transmission and distribution assets.”

Consolidated revenues for 2005 were $1.2 billion, an increase of 12.2 percent, compared with $1.0 billion reported for 2004.  The increase was due primarily to an increase in supply costs that are passed through to customers in our regulated natural gas and electric segments and increased sales volumes in the regulated electric segment.  Our unregulated natural gas segment revenues increased mainly from increased supply costs, and our unregulated electric revenues increased due primarily to increased volumes.

Consolidated gross margin for 2005 was $524.0 million, a 10.3 percent increase, compared with $475.2 million for 2004.  Margin in the regulated electric segment increased $25.9 million in 2005 due to higher market prices on increased sales volume and decreases in out-of-market costs associated with QF contracts as compared with 2004.  Margin in the regulated natural gas segment increased $12.7 million in 2005, primarily due to the recovery of previously disallowed gas costs and increased natural gas volumes compared with 2004.  Gross margin in the unregulated electric segment was $69.6 million for 2005, a 12.6% increase, compared with $61.8 million for 2004.  The increase in margin in the unregulated electric segment was due primarily to increased volumes from our interest in the Colstrip Unit 4 electric generating plant.  Gross margin in the unregulated natural gas segment was $11.3 million for 2005 compared with $8.8 million for 2004.  The increase in the margin for the unregulated natural gas segment was primarily due to a $2.3 million loss recorded on out-of-market fixed price contracts in 2004.

Results from Regulated Operations

NorthWestern’s regulated electric operations reported revenues of $631.7 million for 2005, up 10.5 percent, compared with $571.9 million for 2004. This increase was due to higher supply costs and higher sales volumes, primarily driven by customer growth and the warmer summer weather in our service territories in 2005 compared with the prior year.

Regulated electric gross margin for 2005 was $325.2 million, up 8.7 percent, compared with $299.3 million in 2004.  The increase was primarily due to $14.4 million in higher volume sales to transmission and distribution customers and a decrease in out-of-market costs of approximately $9.1 million associated with our QF contracts.

Regulated retail electric volumes for 2005 totaled 9,598,361 megawatt hours compared with 9,228,028 megawatt hours for 2004, due primarily to a 1.6% increase in customer growth and warmer summer weather in our service territories.  Wholesale electric volumes were 215,752 megawatt hours for 2005 compared with 401,691 megawatt hours for 2004.  The decrease resulted from increased retail demand due to warmer summer weather and lower generation plant availability due to scheduled maintenance in 2005.

Regulated natural gas revenues were $366.0 million for 2005, up 17.4 percent, compared with $311.7 million for 2004.  The increase in revenues in 2005 was due primarily to an increase in gas supply costs and the recognition of $4.6 million for the recovery of supply costs previously disallowed by the Montana Public Service Commission (MPSC).

Regulated natural gas gross margin was $119.2 million for 2005, compared with $106.5 million for 2004.  The increase in 2005 was primarily due to slightly higher transportation revenue and the recovery of the previously disallowed costs by the MPSC.

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Regulated retail natural gas volumes were 29,107,170 MMbtu (million British Thermal Units) for 2005, compared with 28,885,705 MMbtu for 2004.  The increase in volumes was primarily the result of a 1.7% increase in customer growth and 3% colder weather in Montana as compared with 2004.

Results from Unregulated Operations

Unregulated electric revenues were $87.0 million for 2005, up 8.9 percent, compared with $79.9 million for 2004.  This increase was due to a combination of factors, including higher prices and increased volumes due to increased plant availability in 2005 offset by less favorable pricing under existing agreements.

Gross margin from unregulated electric operations was $69.6 million for 2005, compared with $61.8 million for 2004 primarily due to higher market prices on increased volumes generated, partially offset by less favorable pricing under existing agreements.

Unregulated electric volumes were 1,785,293 MWHs in 2005, compared with 1,571,811 MWHs in 2004. The increase in volumes was due primarily to increased generation plant availability with less down time for scheduled maintenance in 2005.

Unregulated natural gas revenues were $157.9 million for 2005, compared with $137.0 million in 2004.  This increase in natural gas revenues was due primarily to an increase of 9.2% in average price and an increase of 6.2% in volumes.

Unregulated natural gas gross margin for 2005 increased to $11.3 million, as compared with $8.8 million in 2004, due primarily to a $2.3 million loss recorded on out-of-market fixed price contracts in 2004.

Unregulated wholesale natural gas volumes were 21,038,000 MMbtu for 2005, as compared with 19,802,960 MMbtu in 2004.  The increase in volumes in 2005 was due primarily to sales to ethanol facilities in South Dakota.

Liquidity and Capital Resources

As of Dec. 31, 2005, cash and cash equivalents were $2.7 million compared with $17.1 million at Dec. 31, 2004. Cash provided by continuing operations totaled $150.5 million during 2005, compared with $137.1 million during 2004. This improvement in operating cash flows was due to improved operating income, primarily offset by increased pension and other postretirement benefits funding of $19.3 million and an increase in natural gas and electric trackers undercollections of approximately $26.3 million. As of Dec. 31, 2005, availability on our unsecured $200 million senior revolving facility was $91.4 million.

The common stock repurchase program announced during the fourth quarter of 2005 allows us to repurchase up to $75 million of common stock.  We have repurchased approximately $2.8 million of common stock as of Dec. 31, 2005.

Significant Items Not Contemplated in Our 2005 Guidance

A reconciliation of the most significant items not factored into our 2005 earnings guidance to our consolidated basic income per share from continuing operations for 2005 is provided as follows:

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		EPS
Income from Continuing Operations	$61,546	$1.73

Settlement with the MPSC for previously disallowed natural gas procurement	(4,635)	(.13)
Settlement with PPL on bankruptcy claims (net of legal fees)	(7,088)	(.20)
Sale of excess sulfur dioxide emission allowances	(4,715)	(.13)
Tax effect of these items	6,109.17

Income from Continuing Operations after items considered above	$51,217	$1.44

2006 Earnings Guidance Reaffirmed

NorthWestern reaffirmed its estimate for 2006 basic earnings of between $1.70 to $1.90 per share from continuing operations.

The guidance assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential impact from non-ordinary course litigation.  The earnings guidance provided above does not take into consideration the share repurchase program and costs related to the strategic review process.

Strategic Review Update

NorthWestern is committed to completing its review of strategic alternatives to maximize value for all shareholders. The Company has entered into confidentiality agreements with a select number of parties who have expressed interest in participating in this process.

Formal due diligence with those parties has begun.  The Board has received several expressions of interest and will make its determination following completion of due diligence and confirmation of interest by those parties.  The Board has informed all interested parties that it may terminate the process at any time and that there is no guarantee that any transaction will take place.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today (Wednesday, March 1, 2006) at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the year ended Dec. 31, 2005.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on March 1, 2006, through March 31, 2006, at 800-475-6701, access code 819510.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, included or incorporated by reference herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

Factors that may cause such differences include, but are not limited to:

•                  our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, the formal investigation being conducted by the Securities and Exchange Commission (SEC), the City of Livonia class action and derivative action, and the Harbinger action contesting our shareholder rights plan;

•                  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•                  our ability to fund and execute our business plan;

•                  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•                  adverse changes in general economic and competitive conditions in our service territories; and

•                  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries. “Predecessor Company” refers to us prior to emergence from bankruptcy (operations prior to October 31, 2004). “Successor Company” refers to us after emergence from bankruptcy (operations after November 1, 2004).

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NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor Company
	December 31,	December 31,
	2005	2004
ASSETS
Current Assets	$313,493	$386,299
Property, Plant and Equipment, Net	1,409,205	1,379,060
Goodwill	435,076	435,076
Regulatory Assets	204,466	224,192
Other Noncurrent Assets	38,163	24,242
Total assets	$2,400,403	$2,448,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$268,204	$268,842
Current Maturities of Long-term Debt	156,455	73,380
Long-term Debt	586,515	763,566
Noncurrent Regulatory Liabilities	170,744	160,750
Other Noncurrent Liabilities	480,990	472,996
Total liabilities	1,662,908	1,739,534

Total shareholders’ equity	737,495	709,335
Total liabilities and shareholders’ equity	$2,400,403	$2,448,869

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Successor Company		Predecessor Company
	Year Ended December 31, 2005	November 1 - December 31, 2004	January 1 - October 31, 2004	Year Ended December 31, 2003

Operating Revenues	$1,165,750	$205,952	$833,037	$1,012,515
Cost of Sales	641,755	116,775	447,054	535,667
Gross Margin	523,995	89,177	385,983	476,848

Operating Expenses
Operating, general and administrative	225,514	35,958	185,782	239,716
Property and other taxes	72,087	10,766	54,369	67,542
Depreciation	74,413	12,174	60,674	70,252
Reorganization Items	7,529	437	(533,063)	8,266
Impairment on assets held for sale	—	10,000	—	12,399
Total Operating Expenses	379,543	69,335	(232,238)	398,175

Operating Income	144,452	19,842	618,221	78,673

Interest Expense	(61,295)	(11,021)	(72,822)	(147,626)
Loss on Debt Extinguishment	(548)	(21,310)	—	3,300
Investment Income and Other	17,448	1,039	2,121	(5,977)
Income from Continuing Operations Before Income Taxes	100,057	(11,450)	547,520	(71,630)
(Provision) Benefit for Income Taxes	(38,510)	4,930	1,369	48
Income from Continuing Operations	61,547	(6,520)	548,889	(71,582)
Discontinued Operations, Net of Taxes	(2,080)	(424)	2,488	(42,143)
Net Income (Loss)	59,467	(6,944)	551,377	(113,725)
Minority Interests on Preferred Securities of Subsidiary Trusts	—	—	—	(14,945)
Net Income	$59,467	$(6,944)	$551,377	$(128,670)

Average Common Shares Outstanding	35,630	35,614

Basic Earnings per Average Common Share
Continuing operations	$1.73	$(0.18)
Discontinued operations	(0.06)	(0.01)
Basic	$1.67	$(0.19)

Diluted Earnings per Average Common Share
Continuing operations	$1.71	$(0.18)
Discontinued operations	(0.06)	(0.01)
Diluted	$1.65	$(0.19)

Dividends Declared per Average Common Share	$1.00	$—

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor Company		Predecessor Company
	December 31, 2005	November 1 - December 31, 2004	January 1 - October 31, 2004	December 31, 2003

Operating Activities
Net Income	$59,467	$(6,944)	$551,377	$(113,725)
Noncash Items	117,092	41,139	(497,365)	143,640
Changes in operating assets and liabilities	(26,049)	(63,260)	112,170	(136,814)
Cash Flows Provided by Continuing Operations	150,510	(29,065)	166,182	(106,899)

Cash Flows Used in Investing Activities	(72,549)	19,392	(74,609)	6,158

Cash Flows Used in Financing Activities	(135,282)	(87,018)	(2,769)	77,557

Change in net assets of discontinued operations	42,954	9,920	(158)	11,813

Increase in Cash and Cash Equivalents	(14,367)	(86,771)	88,646	(11,371)
Cash and Cash Equivalents, beginning of period	17,058	103,829	15,183	26,554
Cash and Cash Equivalents, end of period	$2,691	$17,058	$103,829	$15,183

NORTHWESTERN CORPORATION

REGULATED SEGMENTS

(in millions)

REGULATED ELECTRIC SEGMENT

	Year Ended December 31
	2005	2004	Change	Change%
Electric supply revenue	$292.8	$248.0	$44.8	18.1%
Transmission and distribution revenue	281.4	267.0	14.4	5.4%
Rate schedule revenue	574.2	515.0	59.2	11.5%
Transmission	40.2	38.6	1.6	4.1%
Wholesale	9.8	12.1	(2.3)	(19.0)%
Miscellaneous	7.5	6.2	1.3	21.0%
Total Revenues	631.7	571.9	59.8	10.5%

Supply costs	286.5	255.8	30.7	12.0%
Other cost of sales	20.0	16.8	3.2	19.0%
Total Cost of Sales	306.5	272.6	33.9	12.4%

Gross Margin	$325.2	$299.3	$25.9	8.7%
% Gross Margin/Revenue	51.5%	52.3%

	Year Ended
	December 31
	2004	2003	Change	Change %

Electric supply revenue	$248.0	$230.5	$17.5	7.6%
Transmission and distribution revenue	267.0	267.3	(0.3)	(0.1)%
Rate schedule revenue	515.0	497.8	17.2	3.5%
Sales for resale	—	47.1	(47.1)	(100.0)%
Transmission	38.6	43.6	(5.0)	(11.5)%
Wholesale	12.1	8.0	4.1	51.3%
Miscellaneous	6.2	5.1	1.1	21.6%
Total Revenues	571.9	601.6	(29.7)	(4.9)%

Supply costs	255.8	224.3	31.5	14.0%
Sales for resale	—	47.1	(47.1)	(100.0)%
Other cost of sales	16.8	15.7	1.1	7.0%
Total Cost of Sales	272.6	287.1	(14.5)	(5.1)%

Gross Margin	$299.3	$314.5	$(15.2)	(4.8)%
% Gross Margin/Revenue	52.3%	52.3%

REGULATED NATURAL GAS SEGMENT

	Year Ended
	December 31
	2005	2004	Change	Change %

Gas supply revenue	$228.4	$171.2	$57.2	33.4%
Transportation, distribution and storage revenue	95.2	93.9	1.3	1.4%
Rate schedule revenue	323.6	265.1	58.5	22.1%
Wholesale revenue	20.2	25.8	(5.6)	(21.7)%
Transportation	17.8	16.9	0.9	5.3%
Miscellaneous	4.4	3.9	0.5	12.8%
Total Revenues	366.0	311.7	54.3	17.4%

Supply costs	224.2	177.4	46.8	26.4%
Wholesale supply costs	20.2	25.8	(5.6)	(21.7)%
Other cost of sales	2.4	2.0	0.4	20.0%
Total Cost of Sales	246.8	205.2	41.6	20.3%

Gross Margin	$119.2	$106.5	$12.7	11.9%
% Gross Margin/Revenue	32.6%	34.2%

	Year Ended
	December 31
	2004	2003	Change	Change %

Gas supply revenue	$171.2	$141.5	$29.7	21.0%
Transportation, distribution and storage revenue	93.9	96.5	(2.6)	(2.7)%
Rate schedule revenue	265.1	238.0	27.1	11.4%
Wholesale revenue	25.8	23.6	2.2	9.3%
Transportation	16.9	14.5	2.4	16.6%
Miscellaneous	3.9	3.0	0.9	30.0%
Total Revenues	311.7	279.1	32.6	11.7%

Supply costs	177.4	149.8	27.6	18.4%
Wholesale supply costs	25.8	23.6	2.2	9.3%
Other cost of sales	2.0	1.6	0.4	25.0%
Total Cost of Sales	205.2	175.0	30.2	17.3%

Gross Margin	$106.5	$104.1	$2.4	2.3%
% Gross Margin/Revenue	34.2%	37.3%

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Year Ended
	December 31
	2005	2004	Change	Change %

Total Revenues	$87.0	$79.9	$7.1	8.9%

Total Cost of Sales	17.4	18.1	$(0.7)	(3.9)%

Gross Margin	$69.6	$61.8	$7.8	12.6%
% Gross Margin/Revenue	80.0%	77.3%

	Year Ended
	December 31
	2004	2003	Change	Change %

Total Revenues	$79.9	$69.9	$10.0	14.3%

Total Cost of Sales	18.1	22.8	$(4.7)	(20.6)%

Gross Margin	$61.8	$47.1	$14.7	31.2%
% Gross Margin/Revenue	77.3%	67.4%

UNREGULATED NATURAL GAS SEGMENT

	Year Ended
	December 31
	2005	2004	Change	Change %

Total Revenues	$157.9	$137.0	$20.9	15.3%

Supply Costs	146.6	128.2	$18.4	14.4%

Gross Margin	$11.3	$8.8	$2.5	28.4%
% Gross Margin/Revenue	7.2%	6.4%

	Year Ended
	December 31
	2004	2003	Change	Change %

Total Revenues	$137.0	$100.7	$36.3	36.0%

Supply Costs	128.2	88.6	$39.6	44.7%

Gross Margin	$8.8	$12.1	$(3.3)	(27.3)%
% Gross Margin/Revenue	6.4%	12.0%